Trane Technologies 800-E Beaty Street Davidson, N.C. 28036

January 4, 2024

Beth Elwell
19628 Overleaf Ln
Davidson, NC 28036

Dear Beth:

I am pleased to offer you the position of Vice President & Chief Accounting Officer reporting directly to me. This position will be located in Davidson, North Carolina and becomes effective on February 12, 2024. In this role, you will be appointed an Executive Officer of Trane Technologies plc (the "Company"). I look forward to your acceptance of this offer and the contributions you will make in this assignment.

The following summarizes the impact of this new assignment on your compensation and benefits.

1.Your new base salary will become effective on February 12, 2024 and will be set at an annual rate of $400,000 (Four Hundred Thousand U.S. dollars) paid monthly. This represents an increase of $49,925, or 14.3%, above your current annual base salary of $350,075 and is inclusive of 2024 merit consideration.

2.Your Annual Incentive Matrix (“AIM”) target opportunity will increase from 50% to 60% of your base salary. When you take into account your new base salary and your new AIM target, your annualized cash incentive target will increase from $175,038 to $240,000, or by $64,963 (37.1%). The actual award that you may receive can range from 0% to 200% of the targeted amount depending upon your performance and the performance of the Company. For 2024, your AIM target award will be calculated with an effective date of January 1, 2024.

3.Effective for the annual award anticipated to be made in February 2024 (based on the meeting date of the Human Resources and Compensation Committee of the Board of Directors (“the Committee”)), your annual Long-Term Incentive (“LTI”) target will increase from $200,000 to $300,000, or by $100,000 (50%). Your LTI target value will be awarded in two parts:

•Stock Options and Restricted Stock Units (“RSUs”): Your annual equity (stock option and RSU) target will increase from $120,000 to $150,000. At this time, it is anticipated that your 2024 equity grant will be made in an equal proportion of stock options and RSUs. The award value will be converted into stock options and RSUs based on the fair market value of Trane Technologies’ ordinary shares on the date the Committee approves the awards. Stock option and RSU awards generally vest ratably, one third each year, over three years from the date of grant. Annual equity awards are contingent upon your sustained performance and demonstrated leadership potential.
•Performance Share Units (“PSUs”): Starting with performance year 2024, your annual PSU target award, granted under the Company’s Performance Share Plan (“PSP”), will increase from $80,000 to $150,000. The target award value will be converted into PSUs based on the fair market value of Trane Technologies’ ordinary shares on the date the Committee approves the award. PSUs are based on performance over a three-year period and settled in ordinary shares of the Company. At this time, the actual number of PSUs earned will be based on Trane Technologies’ Cash Flow Return on Invested Capital (“CROIC”) and Total
Trane Technologies maintains an employment-at-will policy, which means that you or the Company, for any reason or no reason, may terminate employment, and that nothing in this offer is intended to create a contract of employment for any period of time.

Beth Elwell        January 4, 2024
Shareholder Return (“TSR”) both relative to the S&P 500 Industrials Index over the 2024 to 2026 performance period and can range from 0% to 200% of the target number of PSUs. PSP performance goals are subject to change for future performance periods at the discretion of the Committee. For your reference, information related to the Trane Technologies Long-Term Incentive program is attached.
When you consider each of the items above, your Total Annual Direct Compensation target has increased from $725,113 to $940,000, or by $214,888 (29.6%). Your revised compensation is summarized in the attached Compensation Adjustment Notice.

4.As a senior leader, you are subject to the Company’s share ownership requirements, which means you are required to achieve and maintain ownership of ordinary shares or share equivalents of the Company at a value of at least 2x your annual base salary. You will have a five-year period from the effective date of your promotion to achieve this additional ownership at a rate of 20% per year. Given the organizational structure changes, these requirements are currently under review and will be discussed at the February 6, 2024 Committee meeting. If a change is made, you will receive an email from the Executive Compensation team detailing your new personal holding requirements.

5.As an Executive Officer, you will participate in the following programs, subject to the terms of applicable plan documents:
a.You are eligible for financial and retirement counseling services through a provider of your choice. These services include tax, estate, and financial planning assistance up to $11,000 for the first year (and final year) and up to $9,000 for each subsequent year. The cost for these services is imputed to your annual income based upon receipts submitted for qualified services.
b.You will be eligible for an enhanced Executive Long-Term Disability ("LTD") program that covers annual incentive compensation in addition to base salary and provides a greater benefit than offered in the standard group program.
c.You will be provided with a Change in Control Agreement ("CIC Agreement"), which provides economic security in the form of cash payments to the participant and enhanced coverage under certain benefit plans in the event of job loss caused by the sale of all or a substantial part of the Company. Your severance payment under a Change in Control (as defined in the CIC Agreement) would be equal to 2 times your base salary plus your AIM. The actual agreement will be sent to you shortly after you assume this new role.

6.You will also continue to participate in the following programs, subject to the terms of applicable plan documents:
a.Executive Deferred Compensation Plan
b.Executive Health Program
c.All employee benefit programs offered to Trane Technologies salaried employees in accordance with the terms and conditions of those programs.

7.Based on your role in the Company, you are restricted from transactions involving ordinary shares of Company stock (exercising options, moving in or out of ordinary shares held in company plans, or buying or selling ordinary shares on the open market) except during designated window periods. You will receive communication from the Corporate Secretary when window periods are open along with instructions on how to execute transactions.

Beth, we believe that you will make significant contributions in this new role. To accept this offer, please sign the acceptance statement below and return it to Lynn Castrataro, Vice President, Total Rewards. The Non-Competition Agreement that you signed on November 5, 2018 remains in effect.

Beth Elwell        January 4, 2024
In addition, the Proprietary Agreement you executed online at an earlier date also remains in force. If you have any questions regarding the changes in your compensation or your benefits, please call Lynn at (704) 990-3633.

Sincerely,

/s/ Chris Kuehn
Chris Kuehn
EVP and Chief Financial Officier

cc:     Mairead Magner
Lynn Castrataro

CANDIDATE ACCEPTANCE

I accept the terms associated with the role of Vice President & Chief Accounting Officer and agree to the conditions in this letter.

/s/ Beth Elwell_______________________            _1/8/2024________________________
Beth Elwell            Date